                                   EXHIBIT 11

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

The following table presents the computation of basic and diluted net (loss) per share:

                                                                 Fiscal
                                                     -----------------------------
                                                         2001              2000
                                                     -----------       -----------
Numerator:
     (Loss) before extraordinary gain                $  (509,796)      $(1,817,196)
     Extraordinary gain on debenture settlement          408,552                --

                                                     -----------       -----------
     Net (loss)                                      $  (101,244)      $(1,817,196)
                                                     ===========       ===========

Denominator:
     Denominator for basic loss per
     share -- weighted-average shares                  3,001,056         2,422,979

     Effect of dilutive securities:
     Stock options                                            --                --

                                                     -----------       -----------
     Denominator for diluted loss per share            3,001,056         2,422,979
                                                     ===========       ===========

     (Loss) per share:

     Basic and diluted:
     (Loss) before extraordinary gain                $     (0.17)      $     (0.75)
     Extraordinary gain on debenture settlement             0.14                --
                                                     -----------       -----------

     Net (loss) per share                            $     (0.03)      $     (0.75)
                                                     ===========       ===========
